Exhibit 2.1

PREMIER INDEMNITY HOLDING COMPANY

PLACEMENT AGENCY AGREEMENT

Strasbourger Pearson Tulcin Wolff Incorporated

33 Whitehall Street, 17th Floor

New York, New York 10004

January __, 2007

Gentlemen:

This Placement Agency Agreement (this “Agreement”) confirms the retention by Premier Indemnity Holding Company, a Florida corporation (the “Corporation”), of Strasbourger Pearson Tulcin Wolff Incorporated, a New York corporation (“Strasbourger” or the “Placement Agent”), to act as the sales agent, on a best efforts basis, in connection with the Placements (as defined below) on the terms set forth below.

The Corporation, in connection with a financing (the “Financing”) to be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), is to sell a minimum of 9,500,000 (nine million, five hundred thousand) shares of common stock and a maximum of 17,500,000 (seventeen million, five hundred thousand) shares of common stock, each priced at $1 per share (the “Shares”) in the Corporation.

The SB-2 to be used in connection with the sale of the Shares (the “SB-2”), as it may be amended or supplemented from time to time, and the form of any proposed subscription agreement (the “Subscription Agreement”) between the Corporation and each subscriber for the Placements (the “Subscribers”) and the exhibits which are part of the SB-2 and/or Subscription Agreement are collectively referred to herein as the “Offering Documents.” The Shares and the Offering Documents, together with (i) this Agreement, (ii) the Fund Escrow Agreements (as defined in Section 3(b)(ix) hereof) and (iii) any exhibits, schedules and appendices which are part of the Offering Documents, are collectively referred to herein as the “Transaction Documents”.

The Corporation will deliver to Strasbourger a reasonable number of copies of the Transaction Documents in form and substance satisfactory to Strasbourger and its counsel.

Each Subscriber may be requested to deliver, among other things, a Subscription Agreement and a Confidential Investor Questionnaire (the “Questionnaire”) in the form to be provided to offerees. An example of the Questionnaire is attached as Exhibit A.

1.	Appointment of Placement Agent.

(a)          Strasbourger is hereby appointed as exclusive Placement Agent of the Corporation (subject to Strasbourger’s right to have selected dealers (“Selected Dealers”) in good standing with the National Association of Securities Dealers (“NASD”) participate in the Placements) during the Financing Period (as defined below) for the purposes of assisting the Corporation in finding qualified Subscribers.

The offering period for the Financing (the “Financing Period”) shall commence on the day the SEC declares the post-effective amendment to the SB-2 effective (the “Delivery Date”) and shall continue until the earlier to occur of: (i) the sale of all of the Shares; or (ii) 90 days following the Delivery Date. The day that the Financing Period terminates is hereinafter referred to as the “Financing Termination Date.” The Financing Termination Date may be extended for up to 45 days at the option of the Placement Agent and the Corporation.

(b)          Subject to the performance by the Corporation of all of their obligations to be performed under this Agreement and to the completeness and accuracy of all representations and warranties of the Corporation contained in this Agreement, the Placement Agent hereby accepts such agency and agrees to use its best efforts to assist the Corporation in finding qualified Subscribers. It is understood that the Placement Agent has no commitment to sell the Shares. The Placement Agent’s agency hereunder is not terminable by the Corporation except upon termination of the Financing Period.

(c)          Subscriptions for the Shares may be evidenced by the execution by Subscribers of a Subscription Agreement. No Subscription Agreement shall be effective unless and until it is accepted and countersigned by the Corporation. The Placement Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Subscription Agreement or the authenticity, sufficiency, or validity of any check delivered by any prospective Subscriber in payment for the Shares.

(d)        The Placement Agent and/or its affiliates may be Subscribers in the Placements.

2.     Representations and Warranties of the Corporation. Except as set forth in the Transaction Documents or in the Disclosure Schedule attached hereto, the Corporation represents and warrants to the Placement Agent and each Selected Dealer, if any, as follows:

(a)            Securities Law Compliance. The Corporation will conduct the Placements as described in the post-effective amendment to the SB-2 (the “SB-2”). The Corporation has prepared the Offering Documents. None of the representations or warranties of the Corporation contained in this Agreement or any information appearing in any of the Transaction Documents contains, or on or prior to any Closing will contain, any untrue

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statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the completion of the Placements or other termination of this Agreement any event shall occur as a result of which it might become necessary to amend or supplement the Offering Documents so that they do not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, the Corporation will promptly notify the Placement Agent and will supply the Placement Agent with amendments or supplements correcting such statement or omission. The Corporation will also provide the Placement Agent for delivery to all offerees and purchasers and their representatives, if any, any information, documents and instruments which the Placement Agent deems reasonably necessary to comply with applicable state and federal law.

(b)          Organization. The Corporation is duly organized and validly existing under the laws of the jurisdiction in which they were organized, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. The Corporation is duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any event or change in circumstance, whether or not directly or indirectly caused by management or arising independently of management’s control, that has or could reasonably be deemed by the Placement Agent to have in the future, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Corporation or on the transactions contemplated hereby, or on the other Transaction Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Corporation to perform its obligations under the Transaction Documents.

(c)          Capitalization As of the date hereof, the authorized, issued and outstanding capital stock of the Corporation will be as set forth in the SB-2. Following the completion of the Financing, except as disclosed in the SB-2 (i) no shares of the Corporation’s capital stock will be subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Corporation and (ii) all prior sales of securities of the Corporation will be either registered under the 1933 Act and applicable state securities laws or exempt from such registration, and no security holder will have any rescission rights with respect thereto.

(d)          Investments. Following the sale of the Shares and the completion of the Financing, the Corporation will not own, directly or indirectly, any capital stock or other equity ownership or proprietary interests in any other corporation, association, trust, partnership, joint venture or other entity.

(e)          Title. The Corporation has good and marketable title to all properties and assets owned by them free and clear of all liens, charges, encumbrances or restrictions,

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except such as will not be significant or important in relation to Corporation’s business; to the Corporation’s knowledge, all of the material leases and subleases under which the Corporation is the lessor or sublessor of properties or assets or under which the Corporation holds properties or assets as lessee or sublessee will be in full force and effect, and the Corporation will not be in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim will have been asserted by anyone adverse to rights of the Corporation as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Corporation to continued possession of the leased or subleased premises or assets under any such lease or sublease.

(f)           Litigation. There is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or agency, self-regulatory organization or body or public board now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the officers or directors of the Corporation in their capacities as such (or basis therefor known to the Corporation), the adverse outcome of which would have a Material Adverse Effect. To its knowledge, the Corporation is not subject to any judgment, order, writ, injunction or decree of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which have a Material Adverse Effect.

(g)         No Environmental Condition. There is no Environmental Condition at any property presently or formerly owned, leased or under the control of the Corporation

"Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal liability under any Environmental Law, (iii) create or constitute a public or private nuisance or (iv) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Law" means all laws, court orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any governmental authority relating to Hazardous Substances, pollution, protection of the environment or human health.

"Hazardous Substances" means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations, (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq. and its implementing regulations, (iii) any "hazardous waste," as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. and its implementing regulations, (iv) any

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"pollutant," as defined under the Water Pollution Control Act, 33 U.S.C. §1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any laws or court orders that currently exist or that may be enacted, promulgated or issued in the future by any governmental authority concerning protection of the environment, pollution, health or safety or the public welfare.

(h)       Non-Defaults; Non-Contravention. The Corporation is not in violation of or default under, nor will the execution and delivery of this Agreement or any of the Transaction Documents or consummation of the transactions contemplated herein or therein result in a violation of or constitute a default in the performance or observance of any obligation under: (i) its articles of incorporation; or (ii) any indenture, mortgage, contract, material purchase order or other agreement or instrument to which the Corporation is a party or by which it or its property is bound, where such violation or default would have a Material Adverse Effect; or (iii) any material order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such violation or default would have a Material Adverse Effect, and to the Corporation’s knowledge, there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a Material Adverse Effect.

(i)         Taxes. The Corporation has filed all Federal, state, local and foreign tax returns which are required to be filed by it or otherwise met its disclosure obligations to the relevant agencies and all such returns are true and correct in all material respects. The Corporation has paid or adequately provided for all tax liabilities of the Corporation as reflected on such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. The tax returns of the Corporation have never been audited by any state, local or Federal authorities. The Corporation has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

(j)          Compliance With Laws; Licenses, Etc. The Corporation has not received notice of any violation of, or noncompliance with, any Federal, state, local or foreign, laws, ordinances, regulations and orders applicable to its business which has not been cured, the violation of, or noncompliance with which, would have a Material Adverse Effect. The Corporation has all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, “Licenses”) required by every Federal, state and local government or regulatory body for the operation of their business as currently conducted and the use of its properties, except where the failure to be licensed or possess a permit would not have a Material Adverse Effect. The Licenses are in full force and effect no violations currently exist in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

(k)          Insurance. The Corporation has insurance with respect to the properties it owns of the type and in amounts customary for entities operating substantially similar situated businesses.

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(l)          Authorization of Agreement, Etc. The Corporation has the requisite legal power and authority to enter into and perform their obligations under this Agreement and the other Transaction Documents. The execution and delivery of the Transaction Documents by the Corporation and the consummation by the Corporation of the transactions contemplated by the Transaction Documents, including without limitation the issuance of the Shares, have been duly authorized by the Corporation and no further consent or authorization is required by the Corporation. The Transaction Documents, when executed, will have been duly executed and delivered by the Corporation, and will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(m)       Authorization of the Shares. The issuance, sale and delivery of the Shares shall have been duly authorized by all requisite legal action of the Corporation. When so issued, sold and delivered in accordance with the Transaction Documents for the consideration set forth therein, the Shares will be duly executed, issued and delivered and will constitute valid and legal obligations of the Corporation as the case may be enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(n)          Brokers. Neither the Corporation nor any of their officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement other than the Placement Agent.

(o)        Title to Shares. When certificates representing the Shares or any document indicating Corporation interests have been duly delivered to the Subscribers, or to the Placement Agent, as the case may be, and payment shall have been made therefore, the Subscribers shall receive good and marketable title to such securities free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising through the acts or omissions of the Subscribers and except as arising from applicable Federal and state securities laws), and the Corporation shall have paid all transfer taxes, if any, in respect of the original issuance thereof.

(p)         Consents. Except as contemplated by this Agreement or as required by the SEC and applicable Blue Sky laws, the Corporation is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents. Except as otherwise provided in the Transaction Documents and the effectiveness of the SB-2, all consents, authorizations, orders, filings and registrations which the Corporation is required to obtain pursuant to the preceding sentence have been obtained or effected, or will be obtained and effected, on or prior to the closing of the Financing. Neither the Corporation is aware of any facts or

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circumstances that might prevent the Corporation from obtaining or effecting any of the foregoing.

(r)         No Integrated Offering. None of the Corporation, any of their affiliates, and any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the 1933 Act or cause the Placements to be integrated with prior offerings by the Corporation for purposes of the 1933 Act. None of the Corporation, their affiliates and any person acting on its behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the 1933 Act or cause the Placements to be integrated with other offerings.

(s)       Foreign Corrupt Practices. Neither the Corporation, nor any director, officer, agent, employee or other person acting on behalf of the Corporation has, in the course of its actions for, or on behalf of, the Corporation, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (ii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.	Closing; Placement and Fees.
(a)	Closing of the Placements.

(i)           Financing. A closing (the “Initial Closing”) shall take place at the New York offices of the Placement Agent, within three business days after aggregate gross proceeds of $9,500,000 from the sale of Shares have been received by the Placement Agent and delivered to the escrow agent pursuant to the Fund Escrow Agreements (but in no event later than five days following the Financing Termination Date), which closing date may be accelerated or adjourned by agreement between the Corporation and the Placement Agent. At the Initial Closing, payment for the Shares issued and sold by the Corporation shall be made against delivery of the Corporation certificates for the Shares. In addition, subsequent closings of the Financing (if applicable) may be scheduled and in such amounts at the discretion of the Corporation and Placement Agent, each of which shall be referred to herein as a “Closing.” The Initial Closing and any Closing thereafter shall be subject to all representations and warranties of the Company and Corporation contained in Section 2 of that certain Subscription Agreement by and among the Corporation and the investors listed on the schedule thereto, being true and complete in all respects.

(b)          Conditions to Placement Agent’s Obligations. The obligations of the Placement Agent hereunder will be subject to the accuracy of the representations and warranties of the Corporation herein contained as of the date hereof and as of each closing date of the Financing, to the performance by the Corporation of their obligations hereunder and to the following additional conditions:

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(i)           Due Qualification or Exemption. (A) The Placements will become qualified or be exempt from qualification under the securities or “blue sky” laws of the several states pursuant to Section 4(d) below not later than the Initial Closing date, and (B) at each Closing no stop order suspending the sale of the Shares shall have been issued, and no proceedings by an governmental agency or self-regulatory organization for that purpose shall have been initiated or threatened;

(ii)          No Material Misstatements. Neither the blue sky qualification materials nor the Offering Documents, nor any supplement thereto, will contain any untrue statement of a fact which in the opinion of the Placement Agent is material, or omit to state a fact, which in the opinion of the Placement Agent is material and is required to be stated therein, or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii)         Compliance with Agreements. The Corporation will have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to each Closing;

(iv)         Corporate Action. The Corporation will have taken all necessary corporate action, including, without limitation, obtaining the approval of the Boards, and, if necessary, their stockholders, for the execution and delivery of this Agreement, the performance by the Corporation of its obligations hereunder and the Financing contemplated hereby;

(v)          Due Diligence. The Placement Agent shall have completed and been satisfied with the results of its due diligence investigation of the Corporation, including, without limitation, the Corporation’s financial statements, projections, expense budgets, business prospects, capital structure, background searches and contractual arrangements.

The obligation of the Placement Agent to consummate the Financing is subject to the following additional conditions:

(vi)         Fund Escrow Agreement. The Placement Agent shall receive a copy of a duly executed escrow agreement in the form previously delivered to the Placement Agent regarding the deposit of funds pending the Closing(s) of the Financing with a bank or trust company, acceptable to the Placement Agent (together with the Financing Escrow Agreement, the “Fund Escrow Agreements”).

(c)          Blue Sky. The Corporation will prepare and file the necessary documents so that offers and sales of the Shares to be offered in the Placements may be made in certain jurisdictions in the United States.

(d)	Placement Fee and Expenses.

(i)           Financing. Simultaneously with payment for and delivery of the Shares at each Closing, the Corporation shall pay to the Placement Agent a placement fee equal to eight percent (8%) of the gross proceeds of the Shares sold. The Corporation

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shall, upon demand, also reimburse the Placement Agent for its accountable expenses incurred in connection with the Financing up to a maximum of $25,000 and pay all expenses in connection with the qualification of the Shares under the securities or Blue Sky laws of the states which the Placement Agent shall designate, including legal fees, printing and filing fees.

(ii)          Interest. In the event that for any reason the Corporation shall fail to pay to the Placement Agent all or any portion of the fees payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance due hereunder from the date when first due through and including the date when actually collected by the Placement Agent, at a rate equal to four percent above the prime rate of Citibank, N.A., in New York, New York, computed on a daily basis and adjusted as announced from time to time.

(e)         Bring-Down Opinions and Certificates. If there is more than one Closing, then at the request of the Placement Agent, at each such Closing there shall be delivered to the Placement Agent an updated opinion and certificate as described in (v) and (vi) of Section 3(b) above, respectively.

(f)         No Adverse Changes. There shall not have occurred, at any time prior to the applicable Closing (i) any domestic or international event, act or occurrence which has materially disrupted, or in the Placement Agent’s opinion will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or other national market or exchange or in the over-the-counter market; (iii) any outbreak of major hostilities or other national or international calamity; (iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any material adverse change in the business, properties, assets, results of operations, or financial condition of the Corporation; or (viii) any change in the market for securities in general or in political, financial, or economic conditions which, in the Placement Agent’s judgment, makes it inadvisable to proceed with the applicable Financing.

4.	Covenants of the Corporation.

(a)          Use of Proceeds. The proceeds from the Financing shall be used substantially as set forth in the SB-2.

(b)         Expenses of Financing. The Corporation shall be responsible for, and shall bear all expenses directly incurred in connection with, the proposed Financing including, but not limited to, (i) legal fees of the Corporation’s counsel relating to the costs of preparing the Offering Documents and all amendments, supplements and exhibits thereto and preparing and delivering all Placement Agent and selling documents, the preparation of all Transaction Documents and any filings necessary to effectuate the intent of such Transaction Documents and (ii) blue sky fees, filing fees and the fees and disbursements of Placement Agent’s counsel in connection with blue sky matters (the

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“Corporation’s Expenses”). In addition, the Corporation shall reimburse the Placement Agent for all of its reasonable out-of-pocket expenses incurred in connection with the Placements, including, without limitation the Placement Agent’s mailing, printing, copying, telephone, travel, background searches, due diligence investigations, legal and consulting fees or other similar expenses (the “Placement Agent Expenses”), subject to Section 3(d). All the expenses referred to in this Section 4(b) are estimated at no more than $25,000.

(c)          Notification. The Corporation shall notify the Placement Agent immediately, and in writing, (i) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the last Closing or the Termination Date as a result of which the Offering Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Securities, or of any exemption from such registration or qualification, in any jurisdiction. The Corporation will use its best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued and the Placement Agent so request, to obtain the lifting thereof as promptly as possible.

(d)          Blue Sky. The Corporation will use their best efforts to qualify or register the Shares for offering and sale under, or establish an exemption from such qualification or registration under, the securities or “blue sky” laws of such jurisdictions as the Placement Agent may reasonably request. The Corporation will not consummate any sale of securities pursuant to the Financing in any jurisdiction in which it is not so qualified or in any manner in which such sale may not be lawfully made.

(e)         Press Releases, Etc. The Corporation shall not, during the period commencing on the date hereof and ending on the Financing Termination Date, issue any press release or other communication, or hold any press conference with respect to the Corporation, or its financial condition, results of operations, business, properties, assets, or liabilities, or the Financing, without the prior consent of the Placement Agent, which consent shall not be unreasonably withheld. The Corporation shall not include information with respect to the Shares or use the Placement Agent’s name in any press release, advertisement or on any website maintained by the Corporation with out the prior written consent of the Placement Agent, such consent not to be unreasonably withheld.

(f)         Restrictions on Issuances of Securities. During the period commencing on the date hereof and ending on the later of (i) the final Closing or (ii) the Financing Termination Date, the Corporation will not, without the prior written consent of the Placement Agent, grant any warrants, options or other securities of the Corporation.

(g)        Placement Agent’s Right of Commission. For a period of two years from the date of this Agreement, the Corporation shall not offer any securities to investors introduced by the Placement Agent to the Corporation in any proposed offering not

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contemplated by this Agreement unless (a) the Corporation has engaged Placement Agent pursuant to a written Placement Agency Agreement in respect of such proposed offering, or (b) the Corporation pay the Placement Agent a commission of 8% of the gross proceeds received in connection with any investment from any investor introduced by the Placement Agent to the Corporation.

5.	Representations, Warranties and Covenants of the Placement Agent.

(a)         Registration; Good Standing. The Placement Agent represents and warrants to the Corporation that it is: (1) a broker-dealer registered with the SEC pursuant to the Securities and Exchange Act of 1934, as amended (the “1934 Act”); (2) a member in good standing of the National Association of Securities Dealers, Inc.; and (3) registered and qualified to act in each state and jurisdiction in which it is required to be registered as such in order to offer and sell the Shares.

(b)        Authorization. The Placement Agent represents and warrants to the Corporation that the person who has signed this Agreement on its behalf is duly authorized to so sign, and this Agreement is a valid and binding obligation of the Placement Agent, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

(c)          NASD Clearance. The Placement Agent shall have received clearance from the National Association of Securities Dealers, Inc.as to the amount of compensation allowable or payable to the Placement Agent as described in the SB-2.

6.	Miscellaneous.

(a)         Survival. Any termination of any offering hereunder without consummation thereof shall be without obligation on the part of any party.

(b)         Representations, Warranties and Covenants to Survive Delivery. The respective representations, warranties, indemnities, agreements, covenants and other statements as of the date hereof and as of the date of each Closing shall survive execution of this Agreement and delivery of the Shares and the termination of this Agreement for a period of one year after such respective event.

(c)         No Other Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

(d)         Governing Law; Resolution of Disputes. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law provisions. The Placement Agent and the Corporation will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Should

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such attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Placement Agent and the Corporation within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

(e)         Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

(f)        Notices. Any communications specifically required hereunder to be in writing, if sent to the Placement Agent, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Strasbourger Pearson Tulcin Wolff Incorporated, 33 Whitehall Street, 17th Floor, New York, New York 10004, Att: Ron Moschetta and if sent to the Corporation, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at 3001 N Rocky Point Dr East, Ste 200, Tampa, FL 33607.

(g)          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

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If the Placement Agent finds the foregoing is in accordance with its understanding with the Corporation, kindly sign and return to the Corporation a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Placement Agent and the Corporation.

Very truly yours,

                PREMIER INDEMNITY HOLDING COMPANY

By:/s/ Stephen L. Rohde

Name: Stephen L. Rohde

Title:

Agreed:

STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED

By:/s/ Michael J. Schumacher

Name: Michael J. Schumacher
Title:

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